Exhibit 99.1

Incara Names Additional Members to Board of Directors

Research Triangle Park, N.C., June 30, 2004 – Incara Pharmaceuticals Corporation (OTC.BB:ICRA ) announced today the appointment of two additional members to its board of directors. This action fills the remaining directors’ positions and presents the company with a highly respected and talented group of scientists and industry experts on its board.

The additional board members are Joseph J. Krivulka and Dr. Amit Kumar.

Regarding the new board members:

•	JOSEPH KRIVULKA was a co-founder and is President of Reliant Pharmaceuticals, LLC. Mr. Krivulka has more than 25 years of experience in the pharmaceutical industry and was formerly Chief Executive Officer of Bertek, Inc., a subsidiary of Mylan Laboratories Inc., and Corporate Vice President of Mylan Laboratories. He has extensive expertise in product launches, reformulation and line extensions, clinical development, and manufacturing. He successfully brought to market numerous branded products and managed Mylan’s entry into the branded pharmaceutical business, with the acquisition of several pharmaceutical companies.

•	AMIT KUMAR, Ph.D., has been President and CEO of CombiMatrix Corporation since September 2001 and has been a Director of CombiMatrix since September 2000. Previously, Dr. Kumar was Vice President of Life Sciences of Acacia Research Corp. From January 1999 to February 2000, Dr. Kumar was the founding President and CEO of Signature BioSciences, Inc., a life science company developing technology for advanced research in genomics, proteomics and drug discovery. From January 1998 to December 1999, Dr. Kumar was an Entrepreneur in Residence with Oak Investment Partners, a venture capital firm. From October 1996 to January 1998, Dr. Kumar was a Senior Manager at Idexx Laboratories, Inc., a biotechnology company. From October 1993 to September 1996, Dr. Kumar was Head of Research & Development for Idetek Corporation, which was later acquired by Idexx Laboratories, Inc. Dr. Kumar received his bachelor’s degree in chemistry from Occidental College. After joint studies at Stanford University and the California Institute of Technology, he received his Ph.D. from Caltech in 1991. He also completed a post-doctoral fellowship at Harvard University from 1991 to 1993.

David C. Cavalier, Chairman of the Board of Incara, commented, “These additions round out a board that brings extraordinary experience and expertise to the development of Incara’s catalytic antioxidant programs. In particular, their guidance will be invaluable as AEOL-10150 enters human clinical trials.”

Mr. Richard P. Burgoon and Dr. Alan J. Tuchman, both with Xmark Funds, resigned from the board of directors of Incara to make way for Mr. Krivulka and Dr. Kumar.

Incara (www.incara.com) is developing a new class of small molecule catalytic antioxidants that destroy oxygen-derived free radicals, believed to be an important contributor to the pathogenesis of many diseases. Incara’s catalytic antioxidants have been shown to reduce damage to tissue in animal studies of neurological disorders such as ALS and stroke, and in other non-neurological indications such as cancer radiation therapy and chronic obstructive pulmonary disease.

Incara has filed an Investigational New Drug (IND) application with the FDA for possible treatment of amyotrophic lateral sclerosis (also known as ALS or Lou Gehrig’s disease). ALS, the most common motor neuron disease, results from progressive degeneration of both upper and lower motor neurons and is usually fatal within 5 years. An IND is the first stage necessary to begin human clinical studies of compounds such as Incara’s lead clinical compound, AEOL-10150.

Incara recently announced a 1-for-10 reverse stock split. The record date for the reverse split has been changed from July 6 to the close of business on July 15, 2004. Common stock will begin trading on a split-adjusted basis as of July 16, 2004, which is the effective date for the reverse split. In addition, the company announced that it will change its name from “Incara Pharmaceuticals Corporation” to “Aeolus Pharmaceuticals, Inc.” effective July 16, 2004.

The statements in this press release that are not purely statements of historical fact are forward-looking statements, and actual results might differ materially from those anticipated. These statements and other statements made elsewhere by Incara or its representatives, which are identified or qualified by words such as “intends,” “likely,” “will,” “suggests,” “expects,” “might,” “may,” “believe,” “could,” “should,” “would,” “anticipates,” “plans,” “possible” or the negative of those terms or similar expressions, are based on a number of assumptions that are subject to risks and uncertainties. Important factors that could cause results to differ include risks associated with the uncertainties of scientific research, clinical trials and product development activities and the need to obtain funds for clinical trials and operations. These and other important risks are described in Incara’s reports on Form 10-K, Form 10-Q and Form 8-K and its registration statements filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Incara assumes no obligation to update the information in this release.